Exhibit 10.13

Mistras Group, Inc.

Compensation Plan for Non-Employee Directors

Fiscal Year 2015

Participants:	Members of the Board of Directors who are not employees of the Company.

Annual Retainer:

$50,000 per year, payable quarterly at the beginning of each fiscal quarter, beginning the first quarter of fiscal 2015.

This amount will be paid in cash, but a director may elect to receive this retainer in Company common stock, to be granted under the Mistras 2009 Long-Term Incentive Plan (“LTIP”), rather than cash. If a director elects to receive common stock in lieu of cash, the stock will be issued twice a year, rather than quarter, $25,000 per issuance at the time the equity grants are issued to directors.

Committee Chair Fees:	Committee Chairs shall receive the following annual fees set, paid quarterly in cash with the annual retainer:

Audit Committee: $10,000
Compensation Committee: $7,500 Corporate Governance Committee: $7,500

A director may elect to receive these fees in Company common stock under the LTIP, rather than cash, in which case the shares will be issued in the same manner as stock in lieu of the annual cash retainer.

Annual Equity Awards:

$75,000 of Company common stock, to be granted under the LTIP. The award will be granted in two equal installments; the first after the release of the earnings for the fourth quarter of fiscal 2014 (August 2014) and the second after the release of earnings for the 2nd quarter of fiscal 2015 (January 2015).

Pricing of Equity Awards:

For the semiannual grants, the price per share of equity awards will be based the average of the high and the low trading prices during the first three trading days of the Company’s permitted insider trading period following the release of earnings.